Exhibit 99.1
Broadpoint to Acquire American Technology Research
Research, Sales & Trading Boutique to be new
Broadpoint.AmTech Equity Capital Markets Division
NEW YORK, September 2, 2008 (BUSINESS WIRE) — Broadpoint Securities Group, Inc. (NASDAQ: BPSG) today announced that it has entered into a stock purchase agreement to acquire American Technology Research Holdings, Inc. (“AmTech”), the parent of American Technology Research, Inc., a broker-dealer specializing in institutional research, sales and trading in the information technology, cleantech and defense areas.
AmTech was founded in 2002 by a team of professionals formerly with SoundView Technology Group, Inc. to provide money making ideas to institutional investors through quality, unbiased, fundamental research. It consists of 48 professionals, including 20 research professionals (including 11 publishing analysts), 14 institutional sales professionals, 8 trading personnel and 6 management and support staff, substantially all of whom are expected to join Broadpoint. AmTech currently publishes research on over 100 companies in areas including semiconductors, hardware, networking & storage, internet & new media, software, cleantech and aerospace & defense. The sales and trading team has over 300 account relationships with hedge funds, money managers and mutual funds and was ranked second in Institutional Investor’s 2007 ranking of boutiques, regional firms, and independents for technology — semiconductors.
Joining Broadpoint in their new leadership roles will be Richard Prati and Curt Snyder, as Managing Directors and members of the three-person Broadpoint.AmTech Equity Capital Markets (“ECM”) Management Committee. Messrs. Prati and Snyder will report to Bob Meier, Executive Managing Director and Head of Broadpoint Equity Capital Markets, who will be Chairman of the ECM Committee. Additionally, the leadership of Broadpoint.AmTech will include Rich Brown, Managing Director and Head of Trading; Rob Sanderson, Managing Director and Director of Research; and Brad Gastwirth, Managing Director and Head of Sales.
Lee Fensterstock, Chairman and Chief Executive Officer of Broadpoint, said, “AmTech provides us with critical mass to more effectively serve the equity research, sales and trading support needs of our institutional investor client base. AmTech has an enviable track record of consistent profitability since 2002 and with this acquisition, Broadpoint will have a unique, full-service platform on which to build a significant middle-market focused investment bank. We will have three profitable institutional sales and trading businesses in equities, corporate debt and mortgage/asset backed securities, each managed by their original owner/entrepreneur founders.”

Peter McNierney, President and Chief Operating Officer of Broadpoint, said, “Richard, Curt and their team will complete our full suite of capital markets capabilities which will allow us to expand our investment banking practice and offer comprehensive capital raising solutions to our corporate clients.”
Mr. Meier said, “I have been a partner with Richard and Curt at two previous firms over the last 14 years and am excited by the opportunity to work together again to build a significant equity business at Broadpoint. I am extremely impressed with the knowledge and experience of the AmTech sales and trading teams and believe that our combined research offering will be among the strongest in the industry in the important growth areas of information and clean technology.”
Mr. Prati, Chief Executive Officer of AmTech, said, “We are extremely proud of what we have accomplished at AmTech for our institutional clients, our employees and our stockholders. We look forward to reuniting with Bob Meier and share the same vision of how to build a research-centric sales and trading organization focused on money making ideas for our clients.”
Mr. Snyder, President, Chief Operating and Finance Officer of AmTech, said, “Broadpoint provides us with the resources necessary to scale up our organization to take advantage of opportunities available among our clients today. We see the current market turmoil as the perfect opportunity to expand our product offering and our reach into the institutional investor community.”
Under the terms of the stock purchase agreement, Broadpoint will pay to AmTech stockholders at closing $10.0 million in cash and issue 2,676,347 shares of common stock, subject to resale restrictions which will lapse ratably over the course of the three years following closing. The agreement also provides for the payment immediately prior to closing of AmTech’s retained earnings in a special dividend to AmTech stockholders. In addition, Broadpoint will grant to certain AmTech employees 323,563 restricted shares pursuant to Broadpoint’s 2007 Incentive Compensation Plan, subject to vesting based on continued employment. Broadpoint will also pay annually through 2011 to certain AmTech employees a special bonus based on pre-tax profits of the new Broadpoint.AmTech Equity Capital Markets division, payable 50% in cash and 50% in restricted shares pursuant to the Plan, subject to vesting based on continued employment. In addition, the agreement provides that Broadpoint will pay annually through 2011 to AmTech stockholders an earnout based on pre-tax profits of the division (after payment of the special bonus), payable 50% in cash and 50% through the issuance of common stock, subject to resale restrictions which will lapse ratably over the course of the three years following each earnout payment.
The transaction is subject to regulatory approval and customary closing conditions, including the execution of the stock purchase agreement by at least 75% of the AmTech stockholders and optionholders. The transaction is expected to close by December 31, 2008. In connection with the reorganization of its existing equities business, Broadpoint expects to record a charge in the third quarter of approximately $2.0 million.

About the Company
Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the institutional investor and corporate middle market by providing clients with strategic, research-based investment opportunities, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through Broadpoint Capital, Inc.’s Equity and Debt Capital Markets divisions, as well as Broadpoint Securities, Inc., its mortgage-backed security/asset-backed security trading subsidiary, and FA Technology Ventures Inc., its venture capital subsidiary.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
CONTACT: Broadpoint Securities Group, Inc.
Robert Turner, 212-273-7109
Chief Financial Officer
SOURCE: Broadpoint Securities Group, Inc.